ALEXANDER & BALDWIN, INC.	NO. 10.07
AND WHOLLY OWNED SUBSIDIARIES	PAGE NO. 1
GENERAL POLICY BULLETIN INSIDER TRADING, SPECULATIVE TRANSACTIONS AND HEDGING

POLICY

It is Company policy that directors, officers and employees shall not trade or recommend trading in A&B securities, or in any other securities issued by another entity, based on Material Nonpublic Information (as defined below) obtained in connection with their employment with the Company. In addition, it is Company policy that directors, officers and employees shall not enter into (i) speculative transactions involving securities of A&B, or (ii) hedging or monetization transactions involving securities of A&B. As described in more detail below, the restrictions set forth herein also apply to family members and any other person or entity whose securities trading decisions are influenced or controlled by directors, officers and employees, as well as other persons who have access to Material Nonpublic Information and the Company determines should be subject to this policy.

DEFINITIONS

1.“Insider” is anyone who, as a result of a relationship with A&B, may learn Material Nonpublic Information about A&B or about any other company with which A&B has dealings or in which A&B has an ownership interest (“such other company”). Directors, officers and employees of the Company have the requisite relationship with A&B to be Insiders. Spouses or significant others, minor children, adult family members sharing the same household and any other person or entity over which the director, officer or employee has investment discretion or influence, such as a trust for which the director, officer or employee serves as trustee, are presumed to have the requisite relationship to be Insiders. The Company may also determine that other persons should be deemed Insiders, such as contractors or consultants, who have access to Material Nonpublic Information.

2.“Material Nonpublic Information” - Whether or not information will be deemed “material” is subjective and will depend upon the circumstances. One test of materiality is whether the information will be considered important by a reasonable investor in deciding whether to buy or sell securities. Whether the information will be deemed "nonpublic" information will be determined by whether the information is generally available to the investing public. (See "Public Information" below.) Information about a company is likely to be viewed as Material Nonpublic Information if it concerns:

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a.Events regarding the Company’s securities (e.g., stock splits or changes in dividends),
b.Earnings,
c.A significant positive or negative effect on A&B or its business,
d.A significant joint venture, acquisition or disposition, or proposal relating thereto,
e.Significant or unusual borrowing, liquidity or litigation problems,
f.A significant cybersecurity incident,
g.Significant new products, discoveries or services,
h.Significant new contracts, or
i.Significant management changes.

3.“Public Information” is information that (i) has been announced to the public officially (with respect to the Company, in accordance with GPB No. 10.06, DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION) (and no longer “inside” information), or otherwise becomes generally available to the investing public, and (ii) the investing public has had a sufficient opportunity to evaluate. An Insider may not try to “beat the market” by trading simultaneously with or shortly after the official release of material information. For purposes of this policy, information will not be considered Public Information as to an Insider until at least two full business days after the information becomes publicly available in a filing with the Securities and Exchange Commission or other securities regulatory authorities or in a press release via business wire, PR newswire, or other recognized news feed services. For example, if the Company were to release information on a Monday after market open, the information will not be considered Public Information until market close on Wednesday. If information were released on a Monday before market open, the information will not be considered Public Information until market close on Tuesday. Certain other “window periods” also apply to Section 16 directors and officers, who are referred to the Company’s Directors and Officers Securities Law Manual.

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4.“Trading” in securities includes both purchases and sales of securities. For the avoidance of doubt, this policy applies to trading in common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, as well as derivative securities whether or not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

PROCEDURES

1.No Trading On Material Nonpublic Information.

Insiders should not trade or recommend trading in securities of A&B based on Material Nonpublic Information or in the securities of any other company based on Material Nonpublic Information about A&B or such other company obtained in the course of and in connection with their employment or relationship with the Company.

2.No Tipping Material Nonpublic Information.

Insiders should not convey Material Nonpublic Information to another if it is reasonably foreseeable that such person will misuse the information by trading in securities or passing the information to others for the purpose of trading.

3.Prohibition on Speculation.

Investing in securities of A&B provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the Insider in conflict with the best interests of the Company and its shareholders. Accordingly, Insiders may not trade in options, warrants, puts and calls or similar instruments on securities of A&B or sell securities of A&B "short." The simultaneous sale through a broker of some or all of the shares acquired through the exercise of an option granted under a Company compensation plan is not considered a short sale, but such activity (i.e., a cashless exercise of options) is considered a trade and is subject to the restrictions discussed in this policy and other applicable Company policies.

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4.Prohibition on Hedging.

Certain forms of hedging or monetization transactions, such as zero-cost collars (which is a type of positive-carry collar that secures a return through the purchase of a cap and sale of a floor) and forward sale contracts (which is a private contract between a buyer and seller in which the buyer agrees to buy and the seller agrees to sell a specific quantity of a security at the price and date specified in the contract), allow an Insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company's other shareholders. For this reason, Insiders are prohibited from entering into hedging or monetization transactions involving securities of A&B.

5.Prohibition on Margin Accounts and Pledges.

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities, Insiders may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

6.Trading Plans.

Notwithstanding the prohibition against trading while aware of Material Nonpublic Information, employees, officers and directors may trade in securities of A&B regardless of their awareness of Material Nonpublic Information if the transaction is made pursuant to a pre-arranged trading plan (“Trading Plan”) that was entered into when the employee, officer or director was not aware of Material Nonpublic Information. A Trading Plan shall be written and shall specify the amount of securities to be traded, the date on which such securities will be traded and the price at which the securities are to be traded. In the alternative, a Trading Plan may establish a formula for determining such items. A Trading Plan may be amended or replaced only during periods when trading is permitted in accordance with this policy. Refer to the Trading Plan Guidelines attached as Exhibit A to this policy for specific requirements for Trading Plans.

7.Gifts of Securities.

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Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. Whether a gift of securities is a transaction that should be avoided while the person making the gift is aware of Material Nonpublic Information may depend on various circumstances surrounding the gift. For example, a gift may be considered a transaction if the Insider receives a monetary benefit such as a tax deduction by donating shares to a charity. Accordingly, Insiders are encouraged to consult the Law Department Head when contemplating a gift, and individuals subject to the trading restrictions specified in the Directors and Officers Securities Law Manual are required to obtain pre-clearance of the gift.

8.Post-Termination Transactions.

This policy continues to apply to transactions in Company securities even after a person’s service with the Company is terminated. If a person is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

9.Penalties for Violating Securities Laws Or This Policy.

Federal law imposes heavy penalties on those who buy or sell securities while aware of Material Nonpublic Information or pass the information along to others who use it to buy or sell securities. Potential penalties include criminal fines and prison terms. In addition, the Company may face liability. Violations of this policy may also subject you to disciplinary action by the Company, up to and including termination.

10.Consult Law Department Head.

If an employee has any doubt as to whether information on which the employee is basing a trade in securities issued by A&B or such other company is Material Nonpublic Information or whether such information has been made generally available to the investing public, the employee should consult the Law Department Head and abstain from trading in the relevant securities, or from disclosing the information, until the employee is informed that the information is not material or has been made generally available to the investing public and the public has had an opportunity to evaluate that information. If an employee has questions relating to the

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prohibition on speculative transactions or hedging, the employee should consult the Law Department Head. If an employee is aware of or suspects a violation of this policy, the employee should notify the Law Department Head immediately. The Company is committed to protecting from retaliation or any other adverse action individuals who provide such notification in good faith.

REFERENCES

GPB No. 10.02, CONFIDENTIAL INFORMATION AND INVENTIONS
GPB No. 10.06, DISCLOSURE OF MATERIAL NONPUBLIC INFORMATION
DIRECTORS AND OFFICERS SECURITIES LAW MANUAL

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Exhibit A
Trading Plan Guidelines
The following guidelines apply to all written trading plans (“Trading Plans”) involving securities of the Company under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
1.Prior Approval. All directors, officers and employees who wish to enter into a Trading Plan must comply in all respects with GPB No. 10.07, INSIDER TRADING, SPECULATIVE TRANSACTIONS AND HEDGING and Directors and Officers Securities Law Manual (together, the “Policy”) and applicable law and submit the Trading Plan to the Law Department for approval at least ten business days prior to the planned entry into the Trading Plan. In addition, prior approval is required for any amendment or early termination of an effective Trading Plan.
2.Entry into a Plan. A director, officer or employee may enter into a Trading Plan only at a time when he or she is not aware of Material Nonpublic Information regarding the Company or its securities and, if subject to blackout periods, when a blackout period is not in effect under the Policy. Each plan must include a representation that, as of the date of adoption of the plan, the individual is not aware of any Material Nonpublic Information about the Company or its securities, and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
3.Waiting Period. The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1. Under Rule 10b5-1, plans established by directors and officers subject to Section 16 of the Exchange Act (“Section 16 Insiders”) must include a waiting period consisting of the later of (i) 90 days after the adoption of the plan, or (ii) the period ending two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the plan was adopted (but in any event, this waiting period is subject to a maximum of 120 days after adoption of the plan). For all other individuals, the waiting period must be at least 30 days from adoption of the plan.

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4.Duration. Directors, officers and employees are encouraged to design plans with clear instructions that contemplate spreading smaller trades over a longer period of time as opposed to a small number of large trades.
5.Multiple Plans. Generally speaking, a director, officer or employee entering into a Trading Plan may have only one plan in place at any time. An exception to this restriction applies for certain separate plans with different brokers that would be treated as a single “plan” such as when a person holds Company securities in multiple brokerage accounts. Additionally, a director, officer or employee may enter into one later-commencing plan so that the waiting period of the later plan can begin to run while an existing plan is in place, provided that the individual does not early terminate the first plan, in which case a full waiting period from the time of such termination must occur. Lastly, individuals may have an additional plan providing only for eligible sell-to-cover transactions, where the plan provides for sales of securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory stock award.
6.Single Transaction. Rule 10b5-1 prohibits more than one plan in any 12-month period that is designed to effect a single transaction. Single transaction plans are generally discouraged.
7.Amendments. Amendments to Trading Plans will be permitted only at a time when: (i) the director, officer or employee is not in possession of Material Nonpublic Information and (ii) a blackout period is not in effect (if applicable) under the Policy. Furthermore, any amendment relating to the amount, price or timing of the purchase or sale of securities will be subject to the same waiting periods as would be applicable to a new plan, as described above.
8.Termination. A Trading Plan may be terminated at any time upon notification to the Law Department Head. However, terminating a Trading Plan is strongly discouraged because it may call into question whether the plan was entered into in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense. Individuals subject to the pre-clearance requirement under the Policy are required to obtain pre-clearance of the termination of a Trading Plan.
9.Outside Trades. Adoption of a Trading Plan does not preclude trading outside of the plan that otherwise is in accordance with the Policy. However, directors, officers and employees should be cognizant of the fact that the Rule 10b5-1 affirmative defense will not apply to

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such trades outside a Trading Plan. In addition, under Rule 10b5-1, the director, officer or employee may not have further influence over whether, when or how the trades under the plan are made once the plan is put in place, and therefore their trading outside of the plan must not have direct or indirect influence on the trading instructions under the plan. In other words, the same securities subject to the plan (e.g., shares underlying unexercised stock options) should not be purchased or sold outside the plan.
10.Section 16. Each Section 16 Insider understands that the approval or adoption of a Trading Plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Trading Plan. In addition, each Section 16 Insider must agree to cooperate with the Company in any reporting of the Trading Plan in the Company’s SEC filings.